AMENDED AND RESTATED

                                CREDIT AGREEMENT


                                      among

                          NORTHLAND CRANBERRIES, INC.,
                         VARIOUS FINANCIAL INSTITUTIONS

                                       and

                         U.S. BANK NATIONAL ASSOCIATION
                                    as Agent



                          Dated as of November 6, 2001

                           NORTHLAND CRANBERRIES, INC.

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


U.S. Bank National Association, as Agent
Minneapolis, Minnesota
and
The Financial Institutions Identified Herein

Gentlemen:

      Northland Cranberries, Inc. ("the Company"), the undersigned financial institutions (together with their respective successors and assigns, collectively, the "Banks"), and the Other Lenders entered into a Credit Agreement dated as of March 15, 1999 (said Credit Agreement, as amended from time to time prior to the date hereof, the "Original Credit Agreement"). Simultaneous with the transactions contemplated hereby, the Banks have entered into the Assignment, Assumption and Release Agreement and the Other Lenders have entered into the Exiting Bank Agreement pursuant to which the Banks and the Other Lenders have transferred to Sun Northland, LLC a percentage of their Revolving Credit Loans (as defined in the Original Credit Agreement) and L/C participations, interest accrued thereon and certain collateral securing such Revolving Credit Loans and L/C participations. Sun Northland, LLC has entered into an Assignment Agreement with the Company (the "Assignment Agreement") pursuant to which Sun Northland, LLC has agreed to assign all rights received under the Assignment, Assumption and Release Agreement and the Exiting Bank Agreement to the Company and the same will thereupon be cancelled and discharged and will no longer be obligations or liabilities of the Company under the Original Credit Agreement. The Banks have retained Revolving Credit Loans in the aggregate principal amount of $25,714,000 and certain collateral securing the same. The Company and the Banks desire to amend and restate the Original Credit Agreement to set forth the terms and conditions under which the Banks will continue to advance the principal amount of $25,714,000 to the Company. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in Section 9, below.

                                   ARTICLE I

                                   THE CREDIT

      1.1. Conversion to Term Loan. As of the date hereof, the outstanding principal amount of the Revolving Credit Loans retained by the Banks under the Original Credit Agreement is $25,714,000. On the Effective Date, this $25,714,000 in Revolving Credit Loans shall be converted into a new term loan (the "Term Loan") in the initial principal amount $25,714,000. Each Bank's pro rata share of the Term Loan shall be the amount set forth below such Bank's name on the signature pages hereof. The Term Loan shall be evidenced by promissory notes to be executed and delivered by the Company to the Banks on the Effective Date, the form of which is attached hereto and made a part hereof as Exhibit 1.1 (the "Term Note(s)"), shall bear interest as specified in Section 2.1 hereof and shall be repayable as set forth in Article III hereof.

      1.2. Release of Rights. Each Bank agrees that, as of the Effective Date and receipt of the consideration specified in the Assignment, Assumption and Release Agreement, it shall have no rights or claims against the Company, any of its Subsidiaries or any of their shareholders, officers, employees, directors or advisors (collectively, the "Releasees") with respect to the Original Credit Agreement or any document executed in connection therewith or any transaction relating thereto and hereby waives its rights to sue, make any claim or take any action against any Releasee with respect to any right, claim or liability occurring under the Original Credit Agreement or any transaction relating thereto that arose or occurred prior to the Effective Date; provided, however, that it is specifically acknowledged and agreed that nothing contained herein shall be deemed to be a release of, or otherwise deemed to limit the Banks' rights under, this Agreement and the Loan Documents executed in connection herewith.

                                   ARTICLE II

                                    INTEREST

      2.1.  Interest.

            (a) Rate of Interest. Interest shall accrue on the principal amount of the Term Loan outstanding at the end of each day at a fluctuating rate per annum equal to one percent (1.0%) plus the Base Rate as in effect from time to time.

            (b) Default Rate of Interest. At the option of Agent or Required Banks, upon the occurrence and during the continuation of an Event of Default, the principal amount of the Term Loan shall bear interest at a rate per annum equal to two percent (2.0%) plus the interest rate otherwise applicable thereto (the "Default Rate").

            (c) Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Term Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Term Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Term Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

      2.2. Computation. All interest on the indebtedness evidenced by the Term Notes and all fees, charges and commissions due hereunder shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

      2.3. Taxes and Increased Costs. With respect to this Agreement and the Term Loan, if any Bank shall determine in good faith that any change after the date hereof in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Bank or its lending branch or the Term Loan contemplated by this Agreement (whether or not having the force of law) shall:

            (a) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Bank which is not in any instance already accounted for in computing the interest rate applicable to any such Term Note;

            (b) subject such Bank or any Term Note to any tax (including, without limitation, any United States of America interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement or any Term Note, except such taxes as may be measured by the overall net income or gross receipts of such Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank's principal executive office or its lending branch is located;

            (c) change the basis of taxation of payments of principal or interest due from the Company to such Bank hereunder under a Term Note (other than by a change in taxation of the overall net income or gross receipts of such Bank); or

            (d) impose on such Bank any penalty with respect to the foregoing or any other condition regarding this Agreement or any Term Note;

and such Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of creating or maintaining any Term Note or to reduce the amount of principal or interest received or receivable by such Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to such Bank from time to time as specified by such Bank such additional amounts as such Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount; provided, however, that (i) such Bank shall promptly notify the Company of an event which might cause it to seek compensation, and the Company shall be obligated to pay only such compensation which is incurred or which arises after the date sixty (60) days prior to the date such notice is given, and (ii) the Company shall have no obligation to pay any amount that would otherwise be payable under this Section solely as a result of such Bank being in a regulatory classification that is lower than such Bank's regulatory classification on the date of this Agreement. If such Bank makes such a claim for compensation, it shall provide to the Company a written explanation of the circumstances giving rise to such claim and a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

                                  ARTICLE III

                   FEES, PAYMENTS, REDUCTIONS AND APPLICATIONS

      3.1. Payments. The Term Loan shall be payable as follows:

            (a) Principal. The principal balance of the Term Loan shall be payable in installments as follows:

                (i) On the one (1) year anniversary of the Effective Date, an installment in the amount of $1,700,000 shall be paid;

                (ii) Commencing on December 1, 2002 and continuing on the first day of each month thereafter until and including October 1, 2006, installments in an amount equal to the Monthly Installment Amount in effect on the payment date shall be paid; and

                (iii) The remaining outstanding principal balance, and all interest accrued thereon, shall be due and payable in full on November 1, 2006.

      Principal payable on account of the Term Loan shall be payable by the Company to Agent for the ratable benefit of the Banks.

            (b) Interest. Interest accrued on the Term Loan shall be payable by the Company to Agent for the ratable benefit of the Banks upon the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month.

The outstanding principal and interest accrued under the Term Note may become, or may be declared, immediately due and payable upon an Event of Default as provided in Article VIII hereof.

      3.2.  Voluntary Prepayments. Subject to the further provisions of this
Section 3.2, the Company shall have the privilege of prepaying the Term Notes in whole or in part (but if in part then in an aggregate minimum amount of Fifty Thousand Dollars ($50,000)) at any time upon notice to the Agent (such notices, if received subsequent to 11:00 a.m. (Minneapolis time) on a given day, to be treated as though received at the opening of business on the next Business Day), by paying to the Agent (i) the principal amount to be prepaid, and (ii) if such prepayment prepays the Term Notes in full, accrued interest thereon to the date fixed for prepayment. Any such optional prepayment shall be applied to installments of principal due under the Term Notes in the inverse order of their installments.

      3.3.  Mandatory Prepayments.

            (a) Sale of Certain Collateral. If the Company at any time or times sells, transfers, conveys or otherwise disposes of any of the Liquidating Assets, the Company shall pay the Agent, for the ratable benefit of the Banks, within seven (7) days after such disposition and as a mandatory prepayment of the Term Loan, a sum equal to the proceeds received by the Company from such disposition net of fees and expenses actually incurred in connection therewith. Notwithstanding the foregoing, if prior to the date on which the Company disposes of Liquidating Assets associated with the Bridgeton, New Jersey facility, the Company has paid the outstanding property taxes, interest and penalties as contemplated pursuant to Section 7.18 hereof, the Company shall be entitled to reduce the proceeds payable to the Bank upon the sale of such Liquidating Assets by the amount of such property taxes so paid by the Company. The applicable prepayments under this Section 3.3(a) shall be applied to installments of principal due under the Term Notes in the inverse order of their installments.

            (b) Cliffstar Note. After the Company has received Adjusted Cliffstar Payments aggregating Ten Million Dollars ($10,000,000), the Company shall thereafter, within one (1) Business Day after receipt by the Company of each Cliffstar Payment, pay the Agent for the ratable benefit of the Banks, as a mandatory prepayment of the Term Loan, a sum equal to the amount of the Adjusted Cliffstar Payment then received by the Company. The applicable prepayments shall be applied to installments of principal due under the Term Notes in the inverse order of their installments.

      3.4. Agent Fee. On the Effective Date and on each annual anniversary thereof during which this Agreement is in effect, the Company shall pay to Agent an Agent fee in an amount equal to one-quarter percentage (.25%) of the aggregate principal amount of the Term Notes outstanding as of such payment date.

      3.5. Place and Application. All payments of principal, interest, fees and other amounts due hereunder shall be made to the Agent at its office at 601 Second Avenue South, Minneapolis, Minnesota (or at such other place within the continental United States of America as the Agent may specify) in immediately available and freely transferable funds at the place of payment. All such payments shall be made without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or political subdivision or taxing authority thereof. Payments received by the Agent after 11:00 a.m. (Minneapolis time) shall be deemed received as of the opening of business on the next Business Day.

      3.6. Capital Adequacy. If any Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder or credit extended by it hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time as specified by such Bank the Company shall pay such additional amount or amounts as will compensate such Bank for such reduction; provided, however, that (i) such Bank shall promptly notify the Company of an event which might cause it to seek compensation, and the Company shall be obligated to pay only such compensation which is incurred or which arises after the date sixty (60) days prior to the date such notice is given, and (ii) the Company shall have no obligation to pay any amount that would otherwise be payable under this Section solely as a result of such Bank being in a regulatory classification that is lower than such Bank's regulatory classification on the date of this Agreement. A certificate of such Bank claiming compensation under this Section 3.5 and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be conclusive if reasonably determined. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

                                   ARTICLE IV

                                 THE COLLATERAL

      4.1. Collateral. The Term Notes and the other obligations of the Company hereunder shall be secured by (i) valid and perfected first priority liens (subject to any Permitted Liens) on the real properties of the Company described on Schedule 4.1(a) attached hereto and all fixtures thereto pursuant to the terms of Amended and Restated Mortgages of even date herewith by the Company in favor of Agent for itself and for the benefit of the Banks, as the same be further amended and restated from time to time; (ii) valid and perfected first priority liens (subject only to any Permitted Liens) on the equipment described on Schedule 4.1(b) attached hereto and any equipment now or hereafter located on the real property described on Schedule 4.1(a) attached hereto and on the farm products and crops grown or to be grown on the real property described on
Schedule 4.1(a) attached hereto and the Company's interest in the Environmental Indemnity Agreement with Michael A. Morello pursuant to the terms of an Amended and Restated Security Agreement of even date herewith by and between the Company and the Agent for itself and for the benefit of the Banks, as the same may be further amended or restated from time to time; and (iii) a valid and perfected priority lien (subject only to a prior lien granted to Foothill Capital under the Foothill Agreement which shall be limited to the extent set forth in the Intercreditor Agreement) in the Cliffstar Note and certain amounts payable to the Company under the Cliffstar Purchase Agreement pursuant to the terms of an Amended and Restated Collateral Pledge Agreement by the Company in favor of Agent for itself and for the benefit of the Banks and the Amended and Restated Security Agreement described above, as the same may be further amended or restated from time to time.

      4.2. Further Assurances. The Company agrees that it will from time to time at the request of the Agent or the Banks execute and deliver such documents and do such acts and things as the Agent or the Banks may reasonably request in order to provide for or perfect such liens.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      In order to induce the Banks to enter into the Agreement and the Assignment, Assumption and Release Agreement, the Company represents and warrants to the Agent and the Banks on the Effective Date as follows:

      5.1. Organization; Authority; Non-Contravention. Each of the Company and its Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, has full and adequate power to carry on its business as now conducted, is duly licensed or qualified in all jurisdictions wherein the nature of its activities requires such licensing or qualifying and where the failure to be so licensed or qualified would have a material adverse effect on the Properties, business or operations of the Company and its Subsidiaries taken as a whole. The Company has full right and authority to enter into the Loan Documents, to encumber its assets as collateral security therefor, and to perform each and all of the matters and things herein and therein provided for and to make the borrowing herein provided for and to issue the Term Notes in evidence thereof. This Agreement does not, nor does the performance or observance by the Company of any of the matters or things provided for in the Loan Documents, contravene any provision of law or any charter or by-law provision or any indenture or material agreement of or affecting the Company or any of its Properties.

      5.2. Subsidiaries. The Company has no Subsidiaries except Wildhawk, Inc., a Wisconsin corporation, W.S.C. Water Management Corp., a Wisconsin corporation, Northland Cranberries Sales Corp., a Virgin Islands corporation, Northland Insurance Center Inc., a Wisconsin corporation, NCI Foods, LLC, a Wisconsin limited liability company, Potomac Foods of Virginia, Inc., and PVFA Acquisition Corp., a Virginia corporation.

      5.3. Financial Statements. The Company has heretofore delivered to the Agent a copy of the audit report of the Company and its Subsidiaries as of August 31, 2000, of the Company and unaudited consolidated financial statements (including a balance sheet and profit and loss statement) and its Subsidiaries as of, and for the period ending August 31, 2001. Such consolidated financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistent, except as otherwise noted therein and except that the interim consolidated financial statements are subject to audit and year-end adjustments and for the absence of footnotes, with that of the previous fiscal year or period and fairly reflect the financial position of the Company as of the dates thereof, and the results of their operations for the periods covered thereby. The Company has no significant contingent liabilities other than as disclosed to the Agent or as indicated on said consolidated financial statements and since said date of August 31, 2001 and, except as disclosed on
Schedule 5.3, there has been no Material Adverse Change of the Company or its Subsidiaries taken as a whole.

      5.4. Litigation; Taxes; Consents. Except as disclosed on Schedule 5.4, there is no litigation or governmental proceeding pending, nor to the knowledge of the Company, threatened against the Company or any Subsidiary which if adversely determined would result in any material adverse change in the Properties, business or operations of the Company and its Subsidiaries taken as a whole. All United States of America federal income tax returns for the Company and its Subsidiaries required to be filed have been filed on a timely basis (after giving effect to any extensions), and all amounts required to be paid as shown by said returns have been paid. There are no pending or threatened objections to or controversies in respect of the United States of America federal income tax returns of the Company for any fiscal year which, if adversely determined, would have a material adverse effect on the Company's condition, financial or otherwise. No authorization, consent, license, exemption or filing or registration with any court or governmental department, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company of the Loan Documents to which they are a party, except for filings required to perfect the Agent's liens in the Collateral.

      5.5. Regulation U. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any loan hereunder will be used to purchase or carry any margin stock or to extend credit to others for such a purpose.

      5.6.  No Default. No Event of Default is existing under this Agreement.

      5.7. ERISA. Each of the Company and its Subsidiaries is in compliance in all material respects with ERISA to the extent applicable to it and has received no notice to the contrary from the PBGC or any other governmental entity or agency.

      5.8. Security Interests. After giving effect to the transactions contemplated by this Agreement, the Sun Northland Purchase Agreement, the Assignment, Assumption and Release Agreement, the Exiting Bank Agreement and the Foothill Agreement, there are no security interests, liens or encumbrances on any of the Collateral except such as are permitted by Section 7.11 of this Agreement.

      5.9. Accurate Information. No information, exhibit or report furnished by the Company or any Subsidiary to the Agent or any Bank in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The financial projections furnished by the Company to the Agent and the Banks contain to the Company's knowledge and belief, reasonable projections as of the date thereof of future results of consolidated operations and financial position of the Company after giving effect to the transactions contemplated by this Agreement, the Sun Northland Purchase Agreement, the Assignment, Assumption and Release Agreement, the Exiting Bank Agreement and the Foothill Agreement.

      5.10. Enforceability. This Agreement and the other Loan Documents are legal, valid and binding agreements of the Company, enforceable against it in accordance with their terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors' rights generally; and (b) any equitable principles relating to or limiting the rights of creditors generally.

      5.11. No Default Under Other Agreements. After giving effect to the transactions contemplated by this Agreement, the Assignment, Assumption and Release Agreement, the Exiting Bank Agreement and the Foothill Agreement, and except with respect to payment defaults under the Nantucket and Cranberry Hill leases, neither the Company nor any Subsidiary is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which it is a party or by which it or its Property is bound, which default would reasonably be expected to materially and adversely affect the Collateral, the repayment of the indebtedness, obligations and liabilities under the Loan Documents, the Agent's and the Banks' rights under the Loan Documents or the Property, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

      5.12. Status Under Certain Laws. Neither the Company nor any of its Subsidiaries is an "investment company" or a person directly or indirectly controlled by or acting on behalf of an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      5.13. Compliance with Laws. Except as set forth in Schedule 5.13 with respect to certain outstanding environmental matters, the Company and its Subsidiaries each are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which would reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole. Except as set forth in
Schedule 5.13 with respect to certain outstanding environmental matters, neither the Company nor any Subsidiary has received written notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or, to the Company's knowledge, are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action would have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole.

      5.14. Proforma Balance Sheet. After giving effect to the transactions contemplated by this Agreement, the Sun Northland Purchase Agreement, the Assignment, Assumption and Release Agreement, the Exiting Bank Agreement and the Foothill Agreement, the proforma balance sheet of the Company will be substantially in the form of Schedule 5.14 attached hereto.

      5.15. Bank Stock. With respect to the 7,618,987 shares of the Class A common stock of the Company to be issued to the Banks pursuant to the Assignment, Assumption and Release Agreement (the "Bank Stock"), the Company hereby warrants and represents as follows:

            (a) All action on the part of the Company, its Board of Directors and its shareholders necessary for the authorization, issuance and delivery of the Bank Stock has been taken.

            (b) The Bank Stock will, when issued in accordance with the Assignment, Assumption and Release Agreement, be duly and validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Statues) and free and clear of all liens and restrictions on transfer other than as provided in the Stockholders Agreement.

            (c) All consents, approvals, qualifications, orders or authorizations of, or filings with, any governmental authority, and all consents under any contracts, agreements or instruments by which the Company is bound or to which it is subject, and required in connection with its valid issuance and delivery of the Bank Stock, have been obtained or made.

      5.16. Capitalization. After giving effect to the transactions contemplated by the Sun Northland Purchase Agreement, the Foothill Agreement, the Exiting Bank Agreement and the Assignment, Assumption and Release Agreement, the Company will have: (i) 49,827,788 shares of $.01 par value Class A common stock issued and outstanding, (ii) 1,668,885 shares of $.01 par value Class A Preferred Stock issued and outstanding, and (iii) 100 shares of $.01 par value Class B Preferred Stock issued and outstanding, all of which are owned of record and beneficially by the persons and in the amounts set forth in Schedule 5.16. Except as set forth in Schedule 5.16 and in the Stockholders Agreement, there are no outstanding preemptive, conversion, voting or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any of its shares or other equity interests or otherwise providing for the "put" or "call" of any of its shares or other equity interests. Except as set forth in Schedule 5.16, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any securities or obligations convertible into, shares of the capital stock of the Company.

      5.17. Acknowledgment of Cancellation and Discharge of Indebtedness. After giving effect to the transactions contemplated by the Exiting Bank Agreement and the Assignment, Assumption and Release Agreement, Sun Northland, LLC will have acquired rights in and to a percentage of the Revolving Credit Loans and L/C participations under the Original Credit Agreement, interest accrued thereon and collateral securing such Revolving Credit Loans and L/C participations. After giving effect to the transactions contemplated by the Sun Northland Purchase Agreement and the Assignment Agreement, (i) the Company will have acquired all rights in and to the Revolving Credit Loans and L/C participations, interest accrued thereon and collateral securing such Revolving Credit Loans and L/C participations transferred to Sun Northland, LLC under the Assignment, Assumption and Release Agreement and the Exiting Bank Agreement and such obligations will have been fully cancelled and discharged and no longer constitute liabilities or obligations of the Company under the Original Credit Agreement, and (ii) the Company has no rights as a lender or a "Bank" under the Original Credit Agreement with respect to the rights assigned under the Assignment, Assumption and Release Agreement and the Exiting Bank Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

      This Agreement shall not become effective unless and until the following conditions precedent have been satisfied:

      6.1. Credit Agreement. The Company, the Agent and each of the Banks which are a party hereto as of the date hereof shall have executed this Credit Agreement (such execution may be in several counterparts and the several parties hereto may execute on separate counterparts).

      6.2. Other Loan Documents. The Agent shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Agent:

            (a) the Term Notes;

            (b) each of the Collateral Documents described in Section 4.1, hereof;

            (c) commitments for mortgagees' policies of title insurance for each of the real properties of the Company listed on Schedule 4.1(a) attached hereto in minimum amounts acceptable to the Agent;

            (d) such mortgages, deeds of trust, assignments and financing statements as the Agent may require with respect to the Collateral;

            (e) copies, certified by the Secretary of the Company, of (i) the Articles of Incorporation and By-laws of the Company, and (ii) resolutions of the Board of Directors of the Company authorizing the issuance, execution and delivery of this Agreement and the other Loan Documents and the Bank Stock, and a certification of the names and titles of the representatives of the Company authorized to sign this Agreement and the other Loan Documents, together with true signatures of such representatives; and

            (f) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Credit Agreement and the other instruments and documents contemplated hereby to the extent the Agent or its counsel may reasonably request.

      6.3. Opinion Letter. Legal matters incident to the execution and delivery of this Credit Agreement and the other instruments and documents contemplated hereby shall be satisfactory to the Agent and its counsel; and the Agent shall have received the favorable written opinion of counsel for the Company in form and substance satisfactory to the Agent and its counsel.

      6.4. Representations True and Correct. Each of the representations and warranties set forth in Section 5 of this Agreement and in the other Loan Documents shall be true and correct in all material respects.

      6.5. Insurance. The Company shall have purchased all insurance required by the Loan Documents and the Agent shall have received certificates of insurance naming the Agent as lender's loss payee and additional insured with respect to the Collateral for the insurance policies required pursuant to the terms of the Loan Documents, and evidence of the payment of all premiums therefor.

      6.6. Good Standing Certificates. The Agent shall have received good standing certificates or certificates of status, as the case may be, certified by the appropriate secretaries of state or other appropriate parties relating to the Company for each of the states in which the Company is incorporated or qualified to do business.

      6.7. Payment of Outstanding Fees/Expenses. The Company shall have paid all outstanding reasonable fees and expenses incurred by Agent and Banks on or prior to the date hereof including, without limitation reasonable fees and expenses incurred under the Original Credit Agreement and all reasonable costs and expenses of Agent and Banks in connection with the negotiation, preparation, execution, delivery and recording of this Agreement, the Term Notes, the Collateral Documents and the other instruments and documents to be delivered hereunder or in connection herewith.

      6.8. No Default. The Company shall be in full compliance with all of the terms and conditions of this Credit Agreement and no Event of Default or Default shall have occurred and be continuing thereunder or shall result after giving effect to this Credit Agreement.

      6.9. Foothill Agreement. The transactions contemplated by the Foothill Agreement shall have been consummated simultaneously with the closing of the transactions contemplated hereby.

      6.10. Sun Northland Purchase Agreement; Assignment Agreement. The transactions contemplated by Sun Northland Purchase Agreement and the Assignment Agreement shall have been consummated simultaneously with the closing of the transactions contemplated hereby.

      6.11. Assignment, Assumption and Release Agreement; Exiting Bank Agreement. The Banks, LaSalle Bank National Association and Sun Northland LLC shall have executed the Assignment, Assumption and Release Agreement and the transactions contemplated thereby shall have been consummated simultaneously with the closing of the transactions contemplated hereby including, without limitation, the delivery of the cash and the Bank Stock contemplated thereunder. The Other Lenders and Sun Northland LLC shall have executed the Exiting Bank Agreement and the transactions contemplated thereby shall have been consummated simultaneously with the closing of the transactions contemplated hereby.

      6.12. Registration Agreement; Stockholders Agreement. The Company, the Banks, Sun Northland, LLC and Foothill Capital Corporation shall have executed a Stockholders Agreement and Registration Agreement in a form acceptable to the Banks.

      6.13. Intercreditor Agreement. Foothill Capital Corporation, the Company and the Banks shall have entered into an Intercreditor Agreement setting forth the terms and conditions under which Foothill Capital Corporation will take a prior lien position in the Cliffstar Note until such time as the Company has received Adjusted Cliffstar Payments aggregating $10,000,000 and then shall release its lien on the Cliffstar Note, in a form acceptable to the Banks and Foothill Capital Corporation (the "Intercreditor Agreement").

      6.14. Copies of Agreements. The Company shall have received copies of the Sun Northland Purchase Agreement, the Foothill Agreement, the Exiting Bank Agreement, the Assignment Agreement and the Equitable Agreement and all agreements executed in connection therewith, duly executed by all parties thereto and certified as true, complete and correct copies by the Secretary of the Company.

      6.15. Taxes. The Company shall have provided to the Agent evidence reasonably satisfactory to the Agent that all taxes upon the Collateral (including, without limitation, real property taxes) have been paid in full except for unpaid real estate taxes on the Bridgeton, New Jersey property in the amount of $320,000 plus interest and penalties (which are estimated at $70,000).

      6.16. Agent Fee. The Company shall have paid Agent the Agent fee contemplated under Section 3.4 hereof which is payable on the Effective Date.

The date on which all of the conditions precedent listed above are either satisfied or waived is hereinafter referred to as the "Effective Date."

                                  ARTICLE VII

                                COMPANY COVENANTS

      The Company agrees that, so long as any Term Note is outstanding, except to the extent compliance in any case or cases is waived in writing by the Required Banks:

      7.1. Maintenance of Property. The Company shall and shall cause each of its Subsidiaries to keep and maintain all of their Properties necessary or useful in their businesses in good condition, and make all necessary renewals, replacements, additions, betterments and improvements thereto; provided, however, that nothing in this sentence shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of any of their Properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of their business and not disadvantageous in any material respect to the Banks as holders of the Term Notes. In addition to the foregoing, the Company shall keep, maintain and operate all cranberry bogs constituting Collateral on a basis consistent with past practices including, without limitation, the cultivation and harvesting of cranberries on such bogs on a basis consistent with past practice.

      7.2. Taxes. The Company shall and shall cause each of its Subsidiaries to duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against the Company or any Subsidiary or against their respective Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that the same is being contested in good faith and by appropriate proceedings.

      7.3. Maintenance of Insurance. The Company shall and shall cause each of its Subsidiaries to maintain insurance with insurers recognized as financially sound and reputable by prudent business persons in such forms and amounts and against such risks as is usually carried by companies engaged in similar business and owning similar Properties in the same general areas in which the Company and the Subsidiaries operate. The Agent, for itself and the benefit of the Banks, shall be named as lender's loss payee and mortgagee under any insurance policies which relate to the Collateral and additional insured with respect to the Company's and its Subsidiaries' liability insurance policies. The Company shall, at the Agent's request, provide copies to the Agent of all insurance policies and other material related thereto maintained by the Company or any Subsidiary from time to time with respect to the Collateral and liability insurance policies.

      7.4. Financial Reports. The Company will maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish with reasonable promptness to the Agent and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as may be reasonably requested and, without any request, will furnish to the Agent:

            (a) as soon as available, and in any event within thirty (30) days after the close of each monthly fiscal period of the Company (or, in the case of the November, 2001 monthly financials and in the case of any month which constitutes the last month of any fiscal quarter, forty-five (45) days after the close of such month), an unaudited, consolidated balance sheet and consolidated statements of income of the Company as at the end of and for such month and for the year to date period then ended, in reasonable detail, and, in the case of the quarterly financial statements, stating in comparative form the figures for the corresponding date and periods in the previous fiscal year, all prepared in accordance with generally accepted accounting principles, subject to year-end audit adjustments and the absence of footnotes; and

            (b) as soon as available, and in any event within forty five (45) days after the close of each quarterly fiscal period of the Company a copy of the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC"); and

            (c) as soon as available, and in any event within one hundred twenty
      (120) days after the close of each fiscal year, a copy of the audit report for such year and accompanying consolidated financial statements, including balance sheet, reconciliation of change in stockholders' equity, profit and loss statement and statement of source and application of funds for the Company and its Subsidiaries showing in comparative form the figures for the previous fiscal year of the Company, all in reasonable detail, prepared and certified by Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Company and reasonably acceptable to the Agent; and

            (d) each of the consolidated financial statements furnished to the Agent pursuant to paragraphs (a), (b) and (c) above shall be accompanied by a Compliance Certificate in the form of Exhibit 7.4 attached hereto signed by its Chief Financial Officer; and

            (e) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the SEC or any governmental agency substituted therefor, or any national securities exchange, including copies of the Company's Annual Report on Form 10-K, including financial statements audited by Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Company and reasonably acceptable to the Agent; and

            (f) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all consolidated financial statements, reports (including the Company's Annual Report to Shareholders) and proxy statements so mailed; and

            (g) as soon as available, and in any event within thirty (30) days prior to the end of each fiscal year of the Company, a copy of the Company's consolidated business plan and operating projections for the following fiscal year, such plan to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Agent; and

            (h) as soon as available, and in any event within thirty (30) days after the close of each monthly fiscal period of the Company, a statement of sources and uses of funds by the Company for such month in a form reasonably acceptable to Agent; and

            (i) from time to time, as reasonably requested by Agent, reports regarding the accounts receivable and inventory of the Company as reasonably requested by Agent but in any event no different than similar reports then being provided by the Company to Foothill Capital Corporation under the Foothill Agreement.

      7.5. Inspection. The Company shall permit the Agent, by its representatives and agents, and during an Event of Default, any of the Banks, to inspect any of its Properties and those of the Subsidiaries, corporate books and financial records of the Company, to examine and make copies of the books of accounts and other financial records of the Company, and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent (or any of the Banks, after an Event of Default) may designate upon reasonable advance notice to the Company. Notwithstanding the foregoing, as long as there is no Event of Default, the Company shall not be obligated to permit Agent to make more than four (4) of such inspections in any calendar year (but shall allow unlimited inspections during an Event of Default). The Company shall only be obligated to pay the fees and expenses incurred by Agent or any Bank in connection with inspections conducted pursuant to this Section 7.5 during an Event of Default.

      7.6. Consolidation and Merger. Neither the Company nor any Subsidiary will consolidate with or merge into any Person, without the prior written consent of the Required Banks, unless in the case of a consolidation or merger involving the Company or a Subsidiary (a) the Company or the Subsidiary, as the case may be, is the surviving entity, (b) the other party to such transaction is in the same or a related line of business as the Company, and (c) both before and after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing, and except that any Subsidiary may consolidate with or merge into the Company (provided that the Company shall be the continuing or surviving corporation) and except for any Permitted Acquisitions.

      7.7. Transactions with Affiliates. Except for fees payable to Sun Capital Partners Management LLC not to exceed $1,000,000 in any fiscal year under the Management Services Agreement dated November 5, 2001, between the Company and Sun Capital Partners Management, LLC as in effect on the Effective Date, and the Company's guaranty of the obligations of Richard Teske to M&I Marshall & Ilsley Bank in the principal amount of $1,000,000, the Company will not enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of the Company except in the ordinary course of and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Company; provided that no payment shall be made to Sun Capital Partners Management LLC under the foregoing Management Services Agreement unless the Company is in compliance with Section 7.10 hereof both before and after giving effect to such payment.

      7.8.  [Intentionally Deleted]

      7.9. Interest Coverage Ratio. The Company shall maintain, (i) for the twelve (12) month period ending February 28, 2003, an Interest Coverage Ratio of not less than 1.2 to 1.0, and (ii) for each twelve (12) month period ending as of the last day of each fiscal quarter thereafter, an Interest Coverage Ratio of not less than 1.50 to 1.0.

      7.10. Minimum EBITDA. The Company shall maintain EBITDA of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

      Applicable Amount                    Applicable Period

        $   (987,028)       For the 3 month period ending January 31, 2002
        $    386,998        For the 4 month period ending February 28, 2002
        $   (373,332)       For the 5 month period ending March 31, 2002
        $   (317,848)       For the 6 month period ending April 30, 2002
        $   (322,906)       For the 7 month period ending May 31, 2002
        $   (623,186)       For the 8 month period ending June 30, 2002
        $    940,486        For the 9 month period ending July 31, 2002
        $  1,919,009        For the 10 month period ending August 31, 2002
        $  2,198,273        For the 11 month period ending September 30, 2002
        $  2,663,940        For the 12 month period ending October 31, 2002
        $  2,544,056        For the 12 month period ending November 30, 2002
        $  5,123,200        For the 12 month period ending December 31, 2002
        $  6,100,983        For the 12 month period ending January 31, 2003
        $  5,849,227        For the 12 month period ending February 28, 2003
        $  7,689,471        For the 12 month period ending March 31, 2003
        $  8,576,212        For the 12 month period ending April 30, 2003
        $  9,776,655        For the 12 month period ending May 31, 2003
        $ 11,480,678        For the 12 month period ending June 30, 2003
        $ 10,993,723        For the 12 month period ending July 31, 2003
        $ 11,260,402        For the 12 month period ending August 31, 2003
        $ 12,518,959        For the12 month period ending September 30, 2003
        $ 12,600,000        For the 12 month period ending October 31, 2003 and
                             each rolling twelve month period (measured at the end of each fiscal month) thereafter


      7.11. Liens. Neither the Company nor any Subsidiary will pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any lien, charge or security interest of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof excluding operating leases), on any Collateral at any time owned by the Company or any Subsidiary other than the following (all of the following being hereinafter referred to as "Permitted Liens"):

            (a) liens, pledges, mortgages, security interests, or other charges granted to the Agent for the benefit of the Agent and the Banks;

            (b) liens, pledges, mortgages, security interests or other charges existing on real property or fixtures to the extent they secure indebtedness incurred to finance the purchase or construction of improvements;

            (c) mortgages, pledges, security interests or other encumbrances existing on the date hereof and disclosed in Schedule 7.11 attached hereto;

            (d) liens for taxes, assessments or governmental charges and liens incident to construction, which are either not delinquent or are being contested in good faith by appropriate proceedings which prevent foreclosure of such liens and for which adequate reserves have been provided, and easements, restrictions, minor title irregularities and similar matters which have no adverse effect upon the ownership and use of the affected Property by the Company or any Subsidiary;

            (e) purchase money liens or the interest of lessors under capitalized leases to the extent that such liens or security interests secure only the payment of all or a part of the purchase price of the property being acquired or purchased and do not extend to any other property or secure any other obligations;

            (f) the lien granted to Foothill Capital Corporation in the Cliffstar Note and the Cliffstar Purchase Agreement to the limited extent set forth in the Intercreditor Agreement; and

            (g) with respect to liens described in the foregoing clauses (b),
      (c) and (e), liens resulting from the refinancing of the related indebtedness, provided that the indebtedness secured thereby shall not be increased over the amount outstanding at the time of refinancing and the liens shall not cover additional assets of the Company or any Subsidiary.

      7.12. Distributions. The Company will not make any distributions or declare or pay any dividends (in cash or other property, other than in common stock of the Company) on, or purchase, acquire, redeem or retire any of the Company's capital stock, of any class, whether now or hereafter outstanding, provided that so long as (i) no Event of Default exists or has occurred and is continuing, and (ii) Agent receives not less than ten (10) days' advance written notice, the Company may redeem employee-owned stock of the Company in an aggregate amount not to exceed $350,000 in any fiscal year upon such employee's termination of employment or death. The Company will not make any indemnification payment under Section 6 of the Sun Northland Purchase Agreement except pursuant to a promissory note subordinated to the Banks in a form, and with terms and conditions acceptable to, the Agent and any payment made by the Company's insurers or otherwise on behalf of the Company shall be advanced back to the Company pursuant to a Promissory Note subordinated to the Banks in a form and with terms and conditions acceptable to the Agent.

      7.13. Investments, Loans, Advances and Acquisitions. Neither the Company nor any Subsidiary will make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, other than:

            (a) investments in certificates of deposit having a maturity of one year or less issued by any of the Banks;

            (b) investments, loans and advances in or to any existing Subsidiary or Beaver Valley Cranberry Growers Association, provided that the respective amounts thereof shall not exceed the amounts disclosed to the Banks in the August 31, 2001 financial statements referred to in Section
      5.3 hereof;

            (c) travel advances, entertainment and moving expenses and directors fees to officers, directors and employees of the Company or any Subsidiary in the ordinary course of business;

            (d) receivables arising in the ordinary course of the Company's and the Subsidiaries' businesses;

            (e) full faith and credit obligations of the United States of America and securities the payment of principal of and interest on is unconditionally guaranteed by the United States of America; provided that all such obligations and securities shall have a maturity of one year or less;

            (f) acquisitions of Cranberry Businesses, provided, that such acquisition has the effective written consent or prior approval of the board of directors (or equivalent governing body) of the Person being acquired;

            (g) loans and advances to Wildhawk, Inc. in an aggregate principal amount outstanding at any time not to exceed Five Hundred Thousand Dollars ($500,000);

            (h) investments in entities engaged in the Cranberry Business (other than a Permitted Acquisition which shall be governed by Section 7.13(f)) provided that the aggregate amount of such investments outstanding at any one time does not exceed Five Million Dollars ($5,000,000); and

            (i) other investments in an aggregate amount not to exceed Three Million Dollars ($3,000,000) at any one time outstanding.

      7.14. Sale of Property. Neither the Company nor any Subsidiary will sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) any Collateral to any other Person; provided, however, that so long as no Event of Default has occurred and is continuing, this Section shall not prohibit:

            (a) sales of Liquidating Assets;

            (b) sales of inventory (including crops and severed vines) in the ordinary course of business; and

            (c) sales or leases of surplus, obsolete or worn-out machinery and equipment.

      7.15. Notice of Suit or Adverse Change in Business. The Company shall, as soon as possible, and in any event within five (5) Business Days after an executive officer of the Company learns of the following, give written notice to the Agent of (a) any material proceeding(s) being instituted by or against the Company or any Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (b) any Material Adverse Change, and (c) the occurrence of any Event of Default hereunder or any event of default under, and as defined in, the Foothill Agreement.

      7.16. ERISA. The Company and each Subsidiary will promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would result in the imposition of a lien against any of their respective Properties and will promptly notify the Agent of (a) the occurrence of any "reportable event" (as defined in ERISA) which might result in the termination by the PBGC of any Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan. Neither the Company nor any Subsidiary will terminate any such Plan or withdraw therefrom unless the Company shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to the PBGC resulting from such termination or withdrawal.

      7.17. Compliance with Laws. The Company shall comply with the requirements of all applicable laws, rules, ordinances, regulations, orders and decrees of any governmental authority other than laws, rules, ordinances, regulations, orders and decrees the non-compliance with which, individually or in the aggregate, would not result in a Material Adverse Change.

      7.18. Bridgeton, New Jersey Taxes. The Company acknowledges and agrees that there are past due real estate taxes outstanding as of the date hereof at the Bridgeton, New Jersey facility in the amount of $390,000 and that such taxes will be paid in full by the Company and evidence of payment of such real estate taxes delivered to Agent on or before February 5, 2002.

      7.19. Zoning Letters. The Company shall use commercially reasonable efforts to provide Agent, within six (6) months from the date hereof, provide Agent zoning letters executed by the respective governing municipality of each of those parcels of real property constituting Collateral for which the Company executed Amended and Restated Mortgages in favor of Agent for itself and for the benefit of the Banks. Each zoning letter shall be in form and content reasonably acceptable to Agent and shall state (i) the subject premises, or some portion thereof, lies within the boundaries of the respective governing municipality's zoning district, if such a zoning district exists (and if the subject premises lie within more than one zoning district, the Company shall provide a letter from each zoning district); (ii) the zoning designation, if any, applicable to the subject premises; (iii) the use of the subject premises as a cranberry bog is permitted under the applicable zoning designation (or is a legal nonconforming use, a conditional use, or is otherwise permitted under the applicable provisions of the zoning code); and (iv) the use of the subject premises as a cranberry bog complies with all zoning and use codes, ordinances, rules and regulations. If any information provided to Agent hereunder indicates that the use of the subject premises as a cranberry bog is not permitted as contemplated in clause (iii) hereof, the Company shall, within thirty (30) days, remedy such problem and provide evidence to Agent that such problem has been remedied and the subject premises may be used as a cranberry bog as contemplated in said clause (iii).

      7.20. Special Assessments. Within thirty (30) days after the Effective Date, the Company shall deliver to Agent evidence of payment of all special assessments at the real properties described on Schedule 4.1(a) attached hereto or other documentation in a form which will enable Chicago Title Insurance to delete all special assessment exceptions from the title policies to be issued to Agent.

                                  ARTICLE VIII

                         EVENTS OF DEFAULT AND REMEDIES.

      8.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

            (a) Default in the payment within three (3) days when due of any principal of or interest on any Term Note, or in the payment within five
      (5) days when due of any costs, expenses or fees under this Agreement or any of the other Loan Documents, whether on demand or at the stated due date thereof or at any other time provided in this Agreement;

            (b) Default in the observance or performance of any covenant, condition, agreement or provision in Sections 7.6, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 or 7.18 of this Agreement, or of any provision of the Collateral Documents requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of such Collateral;

            (c) Default in the observance or performance of any covenant, condition, agreement or provision in Sections 7.2, 7.3, 7.4 or 7.15 of this Agreement and such default shall continue for five (5) days after written notice thereof to the Company by the Agent;

            (d) Default in the observance or performance of any other covenant, condition, agreement or provision in this Agreement or in any of the other Loan Documents and such default shall continue for thirty (30) days after written notice thereof to the Company by the Agent;

            (e) Any default under the Foothill Agreement or the Equitable Agreement shall occur and be continuing and, as a result of such default, the obligations under the Foothill Notes, the Foothill Agreement or the Equitable Agreement shall have become or shall have been declared due and payable prior to the maturity thereof;

            (f) Default shall occur under any evidence of indebtedness for borrowed money in an aggregate principal amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) issued or assumed or guaranteed by the Company or any Subsidiary (other than indebtedness under the Foothill Agreement) or under any mortgage, agreement or other similar instrument under which the same may be issued or secured and such default shall continue for a period of time sufficient to permit the acceleration of maturity of any indebtedness evidenced thereby or outstanding thereunder;

            (g) Any representation or warranty made by the Company herein or in any of the other Loan Documents or in any statement or certificate furnished by it pursuant hereto or thereto proves untrue in any material respect as of the date of the issuance or making thereof;

            (h) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) shall be entered or filed against the Company, any Subsidiary or against any of their respective Property or assets and remains unpaid, unvacated, unbended or unstayed for a period of thirty (30) days from the date of its entry;

            (i) The Company or any Subsidiary (other than Wildhawk, Inc. and W.S.C. Water Management Corp.) shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code of 1978, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due or suspend payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment or a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code of 1978, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(j) hereof, or (vii) take any action in furtherance of any of the foregoing purposes; or

            (j) A custodian, receiver, trustee, conservator, liquidator or similar official shall be appointed for the Company, any Subsidiary (other than Wildhawk, Inc. and W.S.C. Water Management Corp.) or any substantial part of their respective Property, or a proceeding described in Section 8.1(i)(v) shall be instituted against the Company and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of sixty (60) days.

            (k) There shall occur a "Change in Control" with respect to the Company. For this purpose, a "Change in Control" means any of the following:

                (i) Sun Capital Partners II LP shall cease to be the managing member of Sun Northland, LLC;

                (ii) Sun Northland, LLC shall cease to own, on a fully-diluted basis, more than fifty percent (50%) of the outstanding securities of the Company entitled generally to vote for the election of directors ("Voting Securities");

                (iii) The Company merges with or into any Person, or any
            Person merges with or into the Company in a transaction in which the outstanding Voting Securities are converted into or exchanged for cash, securities or other property other than a transaction where the Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving or transferee Person and such voting stock constitutes a majority of the outstanding shares of voting stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

                (iv) All or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis, are sold or disposed of.

            (l) Foothill Capital Corporation (or its successors or assigns) shall send a Foothill Notice (as defined in the Intercreditor Agreement) to Agent under Section 2.6(d) of the Intercreditor Agreement.

Notwithstanding the provisions of 8.1(i), hereof, the liquidation and dissolution of Northland Cranberries Sales Corp., Potomac Foods of Virginia, Inc. and/or PVFA Acquisition Corp. shall not be deemed to be an Event of Default hereunder.

      8.2. Remedies for Non-Bankruptcy Defaults. When any Event of Default, other than an Event of Default described in subsections (i) or (j) of Section
8.1 hereof, has occurred and is continuing, the Agent upon instruction of the Required Banks shall, by notice to the Company, declare the principal of and the accrued interest on the Term Notes then outstanding to be forthwith due and payable and thereupon said Term Notes, including both principal and interest, shall be and become immediately due and payable together with all other amounts payable under this Agreement without further demand, presentment, protest or notice of any kind.

      8.3. Remedies for Bankruptcy Defaults. When any Event of Default described in subsections 8.1(i) or 8.1(j) has occurred and is continuing, then the then unpaid balance of the Term Notes, including both principal and interest, and all fees, charges and commissions payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Bank may exercise all remedies available to it under the Collateral Documents.

                                   ARTICLE IX

                                  DEFINITIONS.

      The following terms when used herein shall have the following meanings; such terms to be equally applicable to both the singular and plural of the terms defined (capitalized terms defined elsewhere in this Agreement to have the meanings so ascribed to them in all provisions of this Agreement).

      "Adjusted Cliffstar Payments" means all Cliffstar Payments other than payments attributable to interest accrued under the Cliffstar Note.

      "Adjustment Date" shall have the meaning set forth in Section 10.14 hereof.

      "Affiliate" shall mean any person, firm, corporation or entity (herein collectively called a "Person") directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

      "Agreement" shall mean this Amended and Restated Credit Agreement, as the same may be further supplemented and amended from time to time.

      "Annual Earnout Amount" has the meaning set forth in the Cliffstar Purchase Agreement.

      "Assignment Agreement" has the meaning set forth in the first paragraph of this Agreement.

      "Assignment, Assumption and Release Agreement" shall mean the Assignment, Assumption and Release Agreement by and between the Banks, LaSalle Bank National Association and Sun Northland, LLC dated as of the date hereof.

      "Assignment Certificate" shall have the meaning set forth in Section 10.14 hereof.

      "Average Total Debt" shall mean the arithmetic average of the Total Debt outstanding at the end of each of the fifteen (15) Business Days following, and each of the fifteen (15) days preceding (or such fewer number of days to the date hereof) the Funded Debt Determination Date.

      "Bank Stock" shall the meaning set forth in Section 5.15 hereof.

      "Base Rate" shall mean a fluctuating interest rate per annum at all times equal to the rate of interest announced by the Agent from time to time as its prime commercial rate with any change in such rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate. The Agent may lend at rate higher or lower than or the same as the Base Rate.

      "Business Day" shall mean any day (other than a Saturday or Sunday) on which banks are generally open for business in Minneapolis, Minnesota.

      "Cliffstar Note" means the Promissory Note dated March 8, 2000, issued by Cliffstar Corporation to the Company in the original principal amount of $28,000,000.

      "Cliffstar Payment" means any amount received by the Company after the date hereof (i) as a payment under the Cliffstar Note (whether for principal, interest or otherwise and whether as a regularly scheduled payment, a mandatory or voluntary prepayment, upon default or otherwise), (ii) as an Earnout Termination Payment, or (iii) as a payment on the Earnout Amount (including, without limitation, any Annual Earnout Amount).

      "Cliffstar Purchase Agreement" shall mean that certain Asset Purchase Agreement dated January 5, 2000, by and between Cliffstar Corporation and the Company, as amended by that certain first Amendment to Asset Purchase Agreement dated as of March 8, 2000.

      "Collateral" shall mean all property and rights that may from time to time secure the payment of any of the Company's indebtedness, obligations and liabilities to the Bank under any of the Loan Documents.

      "Collateral Documents" shall mean all mortgages, deeds of trust, security agreements, collateral pledge agreements, assignments, financing statements and other documents as shall from time to time secure any of the Term Notes and other obligations of the Company to the Bank.

      "Cranberry Businesses" shall mean the operation of cranberry bogs (and the development thereof) and the production, distribution, processing, marketing and brokering of cranberries, cranberry products and other fresh fruit or juice products.

      "Default Rate" shall have the meaning set forth in Section 2.1(b) hereof.

      "Earnout Amount" has the meaning set forth in the Cliffstar Purchase Agreement.

      "Earnout Termination Payment" has the meaning set forth in the Cliffstar Purchase Agreement.

      "EBITDA" shall mean, with respect to any fiscal period, the Company's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, non-cash nonrecurring, unusual or extraordinary losses and depreciation and amortization for such period, as determined in accordance with generally accepted accounting principles consistently applied.

      "Effective Date" shall have the meaning set forth in Article VI hereof.

      "Equitable Agreement" shall mean the Intercreditor Agreement between the Company and Equitable Life Assurance Society of the United States.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may, from time to time, be supplemented or amended.

      "Event of Default" shall mean any event or condition specified as such in
Section 8.1 hereof and "Default" shall mean any event or condition which with the lapse of time, the giving of notice or both would constitute an Event of Default.

      "Exiting Bank Agreement" means that certain Assignment, Assumption and Release Agreement between the Other Lenders and Sun Northland LLC pursuant to which the Other Lenders assign to Sun/Northland LLC all of their Revolving Credit Loans and L/C participations under the Original Credit Agreement, all interest accrued thereon and certain collateral securing the same in a form acceptable to the Banks.

      "Foothill Agreement" means the Loan and Security Agreement between the Company and Foothill Capital Corporation dated the Effective Date.

      "Foothill Liens" means the liens and security interests granted in favor of Foothill Capital Corporation under the Foothill Agreement or pursuant to any other documents and agreements executed in connection therewith as in effect on the Effective Date.

      "Foothill Notes" means the promissory notes issued by the Company in favor of Foothill Capital Corporation under the Foothill Agreement.

      "Funded Debt" shall mean as of the date of determination, the Average Total Debt during the twelve (12) month period ending on the date of determination.

      "Funded Debt Determination Date" shall mean the date during the twelve-month period preceding the date of determination of Funded Debt on which Total Debt was the lowest.

      "Intercreditor Agreement" shall mean the Intercreditor Agreement described in Section 6.13 hereof.

      "Interest Coverage Ratio" shall mean, for any twelve (12) month period, the relationship, expressed as a numerical ratio, between (i) EBITDA for such period, and (ii) Interest Expense for such period.

      "Interest Expense" shall mean for any period all consolidated interest expense (whether paid or accrued) during such period (including that attributable to capitalized losses), all determined in accordance with generally accepted accounting principles consistently applied.

      "Liquidating Assets" means the real estate, fixtures and the equipment located thereon which is located in Plymouth County, Massachusetts, Eau Claire, Michigan and/or Bridgeton, New Jersey, which is included among the Collateral granted to the Banks.

      "Loan Documents" shall mean this Agreement, the Collateral Documents, the Term Notes, the Intercreditor Agreement, the Stockholders Agreement and the Registration Agreement.

      "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company, (b) a material impairment of the Company's ability to perform its obligations under the Loan Documents or of the Banks' ability to enforce the Obligations or realize upon the Collateral, or
(c) a material impairment of the enforceability or priority of the liens granted to Banks in the Collateral as a result of an action or failure to act on the part of the Company.

      "Monthly Installment Amount" shall mean $133,411.11; provided, however, that at such time as (a) the Company sells or otherwise disposes of all of the Liquidating Assets and timely applies the proceeds thereof to prepayment of the Term Notes as required under Section 3.3(a) hereof, and (b) the Company timely pays the installment due on the one (1) year anniversary of the Effective Date under Section 3.1(a) hereof, then the Monthly Installment Amount shall thereupon be decreased to an amount equal to the quotient of (i) the then outstanding principal balance of the Term Notes, divided by (ii) one hundred eighty (180) less the number of months elapsed since the Effective Date.

      "Other Lenders" shall mean Wells Fargo Bank Minnesota, N.A., Bank One, NA, M&I Marshall & Ilsley Bank and Bank of America, National Association.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation.

      "Percentage" shall mean, as to any Bank, the percentage set forth below such Bank's name on the signature pages hereof, as adjusted by assignments pursuant to Section 10.14 hereof.

      "Permitted Liens" shall have the meaning specified in Section 7.11 hereof.

      "Permitted Property" shall mean all Property except receivables, crops, inventory and the Collateral.

      "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

      "Plan" shall mean any employee benefit plan covering any officers or employees of the Company, any benefits of which are, or are required to be, guaranteed by the PBGC.

      "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Registration Agreement" means the Registration Agreement dated as of the date hereof by and among Sun Northland, LLC, the Banks other than LaSalle Bank National Association, the Company and Foothill Capital Corporation.

      "Required Banks" shall mean, as of any date of determination, Banks holding at least sixty-six and 2/3 percent (66-2/3%) of the Percentages.

      "SEC" shall have the meaning specified in Section 7.4 hereof.

      "Set-off" shall have the meaning set forth in Section 10.13 hereof.

      "Stockholders Agreement" means the Stockholders Agreement dated as of the date hereof by and among Sun Northland, LLC, the Banks, the Company and Foothill Capital Corporation as contemplated under Section 6.12 hereof.

      "Subsidiary" shall mean collectively any corporation or other entity at least a majority of the outstanding voting shares or other equity interests of which is at the time owned directly or indirectly by the Company and/or its Subsidiaries.

      "Sun Northland Purchase Agreement" shall mean the Stock Purchase Agreement between the Company and Sun Northland, LLC dated the Effective Date.

      "Term Loan" shall have the meaning specified in Section 1.1 hereof.

      "Term Notes" shall have the meaning specified in Section 1.1 hereof.

      "Total Debt" shall mean (without duplication) all consolidated indebtedness for borrowed money of the Company and its Subsidiaries, and shall include indebtedness for borrowed money created, assumed or guaranteed by the Company either directly or indirectly, including the Foothill Notes and all amounts outstanding under this Agreement, including the aggregate principal amount of Term Notes outstanding.

      "UCC" shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of Wisconsin.

                                   ARTICLE X

                                 MISCELLANEOUS.

      10.1. Holidays. If any principal of any of the Term Notes shall fall due on a Saturday, Sunday or on another day which is a legal holiday for lenders in the State of Minnesota, interest at the rates such Term Notes bear for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

      10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Agent or the Banks in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Default or Event of Default nor preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Agent and the Banks are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

      10.3. Waivers, Modifications and Amendments. The Required Banks and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding provisions to any Loan Document or for the purpose of changing in any manner the rights of the Banks or of the Company thereunder, and the Required Banks may execute and deliver to the Company a written instrument waiving, on such terms and conditions as the Required Banks may specify in such instrument, any of the requirements of any Loan Document or any Default or Event of Default and its consequences; provided, however, that no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by all Banks: (a) reduce the amount of any payment of principal of or interest on any loan payable to the Banks hereunder;
(b) postpone any date fixed for any payment of principal of or interest on any outstanding loan payable to the Banks hereunder; (c) change the definition of "Required Banks;" (d) amend this Section 10.3 or any other provision of this Agreement requiring the consent or other action of the Required Banks or all of the Banks; (e) release any guaranty; (f) release all or substantially all of the Collateral except the Liquidating Assets; or (g) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement (provided that none of the foregoing shall be deemed to prohibit Required Banks, without the consent of all Banks, from agreeing to forbear from pursuing rights and remedies against the Company in the event of a default hereunder). In the case of any waiver, the Company and the Banks shall be restored to their former position and rights under the Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing. However, no waiver of a Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. No amendment, supplement, modification, or waiver shall be effective except if in writing and duly executed by the Required Banks or each Bank, as applicable, the Agent and the Company.

      10.4. Costs and Expenses. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Banks in connection with the negotiation, preparation, execution, delivery, recording and/or filing and/or release of this Agreement, the Term Notes and the Collateral Documents and the other instruments and documents to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto, (excluding fees and expenses incurred in connection with any inspection conducted under Section 7.5 hereof unless such inspection is performed during an Event of Default), including the fees and expenses of counsel for the Agent with respect to all of the foregoing, and all recording, filing, title insurance or other fees, costs and taxes incident to perfecting a lien upon the collateral security for the Term Notes, and all reasonable costs and expenses (including reasonable attorneys' fees), incurred by the Agent, any security trustee for the Banks or any of the Banks in connection with a Default or the enforcement of this Agreement, the Term Notes or the Collateral Documents and the other instruments and documents to be delivered hereunder or thereunder. The Company agrees to indemnify and save the Agent and the Banks and any security trustee for the Banks harmless from any and all liabilities, losses, costs and expenses incurred by the Banks in connection with any action, suit or proceeding brought against the Banks or security trustee by any person which arises out of the transactions contemplated or financed hereby or by the Term Notes or Collateral Documents or out of any action or inaction by any of the Banks or any security trustee hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party indemnified. All amounts chargeable to the Company under this Section 10.4 shall be obligations secured by the Collateral. The provisions of this Section 10.4 hereof shall survive payment of the Notes.

      10.5. Survival of Representations. All representations and warranties made herein or in the Collateral Documents or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement, the Collateral Documents and the Term Notes, and shall continue in full force and effect with respect to the Effective Date.

      10.6. Construction. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement.

      10.7. Accounting Principles. All computations of compliance with the terms hereof shall be made on the basis of generally accepted principles of accounting applied in a manner consistent with those used in the preparation of the audit report of the Company referred to in the first sentence of Section 5.3 hereof.

      10.8. Addresses for Notices. All communications provided for herein shall be in writing and shall be deemed to have been given or made when served personally, where delivered using a reputable overnight courier service or three days after being deposited in the United States of America mail addressed, if to the Company, at 800 First Avenue South, Wisconsin Rapids, Wisconsin 54495-8020,
Attention: John Swendrowski; if to the Agent at U.S. Bank National Association, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, Attention: Stephen Tornio; or, if to any of the Banks, at their addresses set forth on the signature pages hereto, or at such other address as shall be designated by any party hereto in a written notice given to each party pursuant to this Section 10.8.

      10.9. Headings. Article and Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

      10.10. Severability of Provisions. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the Term Notes may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and the Term Notes are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the Term Notes invalid or unenforceable.

      10.11. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

      10.12. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Agent and each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of an interest in the Term Notes. This Agreement, together with the Term Notes and Collateral Documents constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby except for prior understandings related to fees payable to the Banks. This Agreement, the Loan Documents and the rights and obligations of the parties thereto shall be governed by, and construed and interpreted in accordance with the internal laws of the State of Wisconsin. Venue for the settlement of disputes under this Agreement shall be in the United States District Court for the Eastern District of Wisconsin or the Circuit Court of Milwaukee County, Wisconsin. The Company consents to the exercise of jurisdiction by these courts and the vesting of venue therein. THE COMPANY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS TO ALL SUCH SERVICE OF PROCESS MADE BY MAIL OR BY MESSENGER DIRECTED TO IT AT THE ADDRESS SPECIFIED IN SECTION 10.8 HEREOF.

      10.13. Rights of Banks.

            (a) The Company authorizes the Agent to disclose to any Bank any financial or other information pertaining to the Company.

            (b) If any Bank (each, a "Replaceable Bank") requests compensation pursuant to Sections 2.3 or 3.6 at a rate materially in excess of that requested by any other Bank, the Company may, with the consent of the Agent, which consent shall not be unreasonably withheld, propose that another lender (a "Replacement Bank") which lender may be an existing Bank, be substituted for and replace the Replaceable Bank for purposes of this Agreement. In the event a Replacement Bank is so substituted for the Replaceable Bank, then such substitution shall take place on a date acceptable to the Company, the Replaceable Bank and the Replacement Bank, as the case may be, but in no event later than the latest maturity date of any financial accommodations then outstanding hereunder, and such substitution shall take place through the execution of such instruments and documents as are required under Section 10.14(a) and (b) hereof. All expenses of the Bank incurred in connection with the foregoing shall be paid by the Company.

            (c) In the event the Bank or any Participant shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise ("Set-off"), on or in respect of any loan or other obligation outstanding under this Agreement or the other Loan Documents in excess of its ratable share of payments on the Term Loan and other obligations then outstanding, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of such loan and other obligations held by each such other party (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing party, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

      10.14. Addition of Banks. Any Bank, at any time upon at least two (2) Business Days prior written notice to the Agent and the Company, may assign all or a portion (provided such portion is not less than One Million Dollars ($1,000,000) in the aggregate) of such Bank's Notes and loans to a domestic or foreign bank (having a branch office in the United States of America), an insurance company or other financial institution (an "Applicant") on any date (the "Adjustment Date") selected by such Bank, but only so long as the Agent shall have provided its prior written approval of such proposed Applicant, which prior written approval will not be unreasonably withheld. Upon receipt of such approval and to confirm the status of each additional Bank as a party to this Agreement and to evidence the assignment in accordance herewith:

            (a) The Agent, the Company, the assigning bank and such Applicant shall, on or before the Adjustment Date, execute and deliver to the Agent an Assignment Certificate in substantially the form of Exhibit 10.14 (an "Assignment Certificate");

            (b) The assigning bank or the Applicant shall pay the Agent a processing fee of Three Thousand Five Hundred Dollars ($3,500);

            (c) The Company will execute and deliver to the Agent, for delivery by the Agent in accordance with the terms of the Assignment Certificate,
      (i) a new Term Note payable to the order of the Applicant in amounts corresponding to the Percentage of the Term Note acquired by such Applicant, and (ii) a new Term Note payable to the order of the assigning Bank in an amount corresponding to the retained Percentage of the Term Loan. Such new Term Notes shall be in aggregate principal amounts equal to the aggregate principal amounts of the Term Note to be replaced, shall be dated the effective date of such assignment and shall otherwise be in the form of the Term Note to be replaced thereby. Such new Term Notes shall be issued in substitution for, but not in satisfaction or payment of, the Term Notes being replaced thereby and such new Term Note shall be treated as a Term Note for purposes of this Agreement.

      Upon the execution and delivery of such Assignment Certificate and such new Term Notes and the payment of the processing fee: (a) this Agreement shall be deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such additional Bank and the resulting adjustment of the Percentages arising therefrom; (b) the assigning Bank shall be relieved of all obligations hereunder to the extent of a reduction of the assigning Bank's Percentage; and (c) the additional Bank shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Bank herein and in each other Loan Document or other document or instrument executed pursuant hereto and subject to all obligations of a Bank hereunder, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Banks or all Banks. Promptly after the execution of any Assignment Certificate, a copy thereof shall be delivered by the Agent to each Bank and to the Company. In order to facilitate the addition of additional Banks hereto, the Company and the Banks shall cooperate fully with the Agent in connection therewith and shall provide all reasonable assistance requested by the Agent relating thereto, including, without limitation, the furnishing of such written materials and financial information regarding the Company as the Agent may reasonably request, the execution of such documents as the Agent may reasonably request with respect thereto, and the participation by officers of the Company, and the Banks in a meeting or teleconference call with any Applicant upon the request of the Agent.

      10.15. WAIVER OF JURY TRIAL. THE COMPANY AND THE BANKS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER.

      10.16. Confidentiality. Each of the Agent and the Banks agrees to keep confidential all non-public information provided to it by the Company or any Subsidiary pursuant to this Agreement that is designated by the Company or any Subsidiary as confidential; provided; however, that nothing contained herein shall prevent the Agent or any Bank from disclosing any such information (a) to the Agent, any other Bank or any affiliate of any Bank which agrees to comply with the provisions of this Section, (b) to any Applicant or prospective Applicant which agrees to comply with the provisions of this Section, (c) any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon request or demand of any governmental authority having jurisdiction over it, (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any law, rule or regulation, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

                                   ARTICLE XI

                                   THE AGENT.

      11.1. Appointment and Authorization. Each Bank hereby irrevocably appoints U.S. Bank as Agent for the Banks under this Agreement and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incident thereto. The relationship between the Agent and the Banks is and shall be that of Agent and principal only, and nothing contained in this Agreement or any other Loan Document shall be construed to constitute the Agent as a trustee or fiduciary for any Bank or the Company.

      11.2. Agent and Affiliates. In its capacity as a Bank hereunder, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not an Agent, and the agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate of the Company as if it were not the Agent hereunder. The terms Bank and Banks as used in the Loan Documents, unless the context otherwise clearly requires, include the Agent in its individual capacity as a Bank.

      11.3. Action by Agent. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless the Agent shall be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. In all cases in which this Agreement does not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder. Without limiting the generality of the foregoing, the Agent shall not be required to



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


take any action with respect to any Event of Default, except as expressly provided in Section 8.2. The Agent shall be acting as an independent contractor hereunder and nothing herein shall be deemed to impose on the Agent any fiduciary obligations to the Banks or the Company.

      11.4. Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

      11.5. Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrowers; (iii) the satisfaction of any condition specified in Section 6, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Term Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, request or statement (whether written or oral) or other document believed by it to be genuine or to be signed or sent by the proper party or parties and, in the case of legal matters, in relying on the advice of counsel (including counsel for the Company). The Agent may treat the Banks that are named herein as the holders of the Term Notes and the indebtedness contemplated herein unless and until the Agent receives notice of the assignment of the Term Note and the indebtedness held by a Bank hereunder pursuant to an assignment contemplated by Section 10.14 hereof.

      11.6. Indemnification. Each Bank shall, ratably in accordance with its Percentage, indemnify the Agent (to the extent not reimbursed by the Company) against any cost, expenses (including reasonable counsels' fees and disbursements) , claims, demands, actions, losses, obligations, damages, penalties, judgments, suits or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Agent hereunder.

      11.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

      11.8. Resignation or Removal of Agent and Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Banks and the Company at any time. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint, with the consent of the Company, a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after, as the case may be, the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof that has a combined capital and surplus of at least Two Hundred Million Dollars ($200,000,000). Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

                            [Signatures on next page]

      Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

      Dated as of November 6, 2001.

                                    NORTHLAND CRANBERRIES, INC.



                                    By: /s/ John Swendrowski
                                       -----------------------------------------
                                       John Swendrowski, Chief Executive Officer

      Accepted and agreed to as of the day and year last above written.

                                    U.S. BANK NATIONAL ASSOCIATION



                                    By: /s/
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------

                                    Term Loan:    $16,013,000
                                    Percentage:   62.273470%

                                    Address:
                                    MPFP2516
                                    601 Second Avenue South
                                    Minneapolis, Minnesota  55402-4302
                                    Attention:  Stephen Tornio, Vice President



                                    ST. FRANCIS BANK, F.S.B.




                                    By: /s/
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------

                                    Term Loan:    $2,857,000
                                    Percentage:   11.110679%

                                    Address:
                                    13400 Bishops Lane, Suite 190
                                    Brookfield, Wisconsin  53005-6203
                                    Attention: John Tans,
                                               Vice President/Commercial Banking

                                    ARK CLO 2000-1 LIMITED




                                    By: /s/
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------

                                    Term Loan:    $6,844,000
                                    Percentage:   26.615851%

                                    Address:      c/o Patriarch Partners, LLC
                                                  40  Wall Street, 25th Floor
                                                  New York, NY 10005
                                    Attention:    Dennis Dolan/Lynn Tilton

                                                  and

                                    Address:      c/o Woodside Capital
                                                  36 Bay State Road
                                                  Cambridge, Massachusetts 02138
                                    Attention:    David Ray

                                LIST OF EXHIBITS



              Exhibit 1.1              Form of Term Note
              Exhibit 7.4              Form of Compliance Certificate
              Exhibit 10.14            Form of Assignment Certificate

                              LIST OF SCHEDULES



              Schedule 4.1(a)     Company Real Property and Improvements
              Schedule 4.1(b)     Equipment List
              Schedule 5.3        Material Adverse Change Since August 31, 2001
              Schedule 5.4        Litigation; Taxes; Consents
              Schedule 5.13       Environmental Disclosures
              Schedule 5.14       Pro Forma Balance Sheet
              Schedule 5.16       Capitalization
              Schedule 7.11       Existing Liens